AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (“Amendment No. 1”) is dated as of the 10th day of January, 2008 between Lee Enterprises, Incorporated, a Delaware corporation (the “Company”), and Wells Fargo Bank, N.A. (as successor rights agent to The First Chicago Trust Company of New York, the “Rights Agent”).

     WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of May 7, 1998 (“Rights Agreement”);

     WHEREAS, the Board of Directors of the Company has considered the reasons underlying the adoption of the Rights Agreement and has determined that those reasons continue to be valid at present;

     WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement on the terms and conditions hereinafter set forth; and

     WHEREAS, the Board of Directors of the Company has duly authorized this Amendment No. 1.

     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment No. 1, the parties hereby agree as follows:

     1.     Amendment to Section 1(a). Section 1(a) of the Rights Agreement is amended by deleting the text of paragraph and replacing it in its entirety with the following:

          (a)     "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan (each an "Exempt Person"). Notwithstanding the foregoing, no Person, together with such Person’s Affiliates and Associates (“Qualified Shareholder”), shall be deemed to be an “Acquiring Person”, so long as (x) such Qualified Shareholder is the Beneficial Owner of less than 25% of the Common Shares of the Company then outstanding, and (y) such Qualified Shareholder reports, or is required to report such Beneficial Ownership on Schedule 13G under the Exchange Act or on Schedule 13D under the Exchange Act (or any comparable or successor report), which Schedule 13D does not state any present intention to (or reserve the right to) hold such Common Shares with the purpose or effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more (or in the case of a Qualified Shareholder, 25% or more) of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more (or in the case of a Qualified Shareholder, 25% or more) of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

      2.     Amendment to Section 3(a). Section 3(a) of the Rights Agreement is hereby amended by deleting the term “20%” in such section, and replacing it with the term “15%”.

      3.     Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby amended by deleting the term “May 31, 2008” immediately preceding the defined term (the “Final Expiration Date”) in such section, and replacing it with the term “May 31, 2018”.

      4.     Amendment to Exhibit B. Exhibit B to the Rights Agreement is hereby amended by deleting the term “May 31, 2008” in each place in which such term appears in Exhibit B, and replacing it with the term “May 31, 2018”.

      5.     Amendment to Exhibit C. Exhibit C to the Rights Agreement is hereby amended by:

          (a)     deleting the term “May 31, 2008” in each place in which such term appears in Exhibit C, and replacing it with the term “May 31, 2018”.

          (b)     deleting the second paragraph of Exhibit C and replacing it with the following:

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons, have acquired beneficial ownership of 15% or more of the outstanding Common Shares (or in the case of certain qualified shareholders, 25% or more) (an "Acquiring Person") or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of this Summary of Rights attached thereto.

          (c)     deleting the eleventh paragraph of Exhibit C and replacing it with the following:

     At any time prior to such time as a person becomes an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of

$.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

          (d)     deleting the first sentence in the last paragraph of Exhibit C and replacing it with the following: “A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A dated May 26, 1998, with any amendments to the Rights Agreement being filed as an Exhibit to a Registration Statement on Form 8-A/A.”

      6.     Other Terms Unchanged. This Amendment No. 1 shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

      7.     Severability. If any term, provision, covenant or restriction of this Amendment No. 1 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 1 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      8.     Governing Law. This Amendment No. 1 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

      9.     Counterparts. This Amendment No. 1 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

      10.     Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 1 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the day and year first above written.

LEE ENTERPRISES, INCORPORATED

Attest:

By: /s/ C. Dana Waterman III	By: /s/ Mary E. Junck

Name: C. Dana Waterman III Title: Secretary	Name: Mary E. Junck Title: Chairman, President and Chief Executive Officer

WELLS FARGO BANK, N.A.

By:	/s/ Becky Paulson By:	/s/ Suzanne Swits

	Name: Becky Paulson	Name: Suzanne Swits
	Title: Officer	Title: Vice President